For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	Daly Gray, Inc.
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Announces Second Quarter 2015 Results
Portfolio RevPAR and Earnings Growth Remain Strong, Reported Earnings within Guidance

PALM BEACH, Fla., August 5, 2015 - Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns wholly or through its joint ventures 132 hotels, today announced results for the second quarter ended June 30, 2015. In addition, the company provided initial guidance for the 2015 third quarter and updated its 2015 full-year guidance.
Second Quarter 2015 Highlights

•
Portfolio RevPAR - Increased hotel RevPAR 6.4 percent to $139 for Chatham’s 35, wholly owned hotels, within the company’s guidance range of 6-8 percent. Portfolio RevPAR increased 7.0 percent, excluding the Homewood Suites Orlando-Maitland.

•	Adjusted FFO - Rose 84 percent to $27.2 million. Adjusted FFO per diluted share advanced 27 percent to $0.71 from $0.56, within the company’s guidance range of $0.69-$0.74 per share.

•
Operating Margins - Improved hotel EBITDA margins 240 basis points to an industry leading 46.0 percent. Year-over-year comparable hotel EBITDA margins advanced 60 basis points for the quarter (includes all hotels regardless of ownership).

•
Acquisitions - No acquisitions were closed during the second quarter. Subsequent to quarter end, the company announced that it has acquired the 81-room Residence Inn Boston (Dedham), Mass., and is under contract to purchase the 105-room Residence Inn Fort Lauderdale Intracoastal/ Il Lugano. The Fort Lauderdale transaction is expected to close in late August, following customary due diligence. The company is acquiring the two hotels for $55.5 million, or approximately $298,000 per room.

Consolidated Financial Results
The following is a summary of the consolidated financial results for the three and six months ended June 30, 2015. RevPAR, ADR and occupancy for 2015 and 2014 are based on hotels owned as of June 30, 2015 ($ in millions, except per share data, RevPAR, ADR, occupancy and margins):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income	$12.8	$65.3	$14.3	$63.6
Net income per diluted share to common shareholders	$0.33	$2.44	$0.37	$2.38
RevPAR	$139	$131	$128	$120
ADR	$162	$151	$159	$147
Occupancy	86%	86%	81%	82%
Adjusted EBITDA	$36.7	$21.5	$61.1	$34.7
GOP Margin	51.9%	49.6%	50.0%	46.3%
Hotel EBITDA Margin	46.0%	43.6%	43.6%	39.7%
AFFO	$27.2	$14.8	$42.2	$22.3
AFFO per diluted share	$0.71	$0.56	$1.11	$0.84
Dividends per share	$0.30	$0.24	$0.60	$0.45

High Quality Infill Portfolio Generates Strong Top-Line Growth as Margin Expansion Continues
“Our portfolio continues to demonstrate its superior quality, generating strong top-line growth compared to most other lodging REITs and achieving the highest operating margins of all lodging REITs,” said Jeffrey H. Fisher, Chatham’s chairman, president and chief executive officer.
Additional data points on the portfolio’s second quarter RevPAR performance include:

•	Ten hotels produced double digit RevPAR increases.

•	Four Silicon Valley hotels produced an overall RevPAR increase of 10.1 percent.

•
RevPAR at the Washington D.C. area hotels continues to show signs of strength with RevPAR rising 9.9 percent and 9.4 percent at the Residence Inn hotels in Tysons Corner, Va. and Washington D.C., respectively.

•	RevPAR at the four hotels acquired from the Inland portfolio rose 5.0 percent.

•
Four Houston medical center area hotels saw RevPAR increase 1.9 percent, up from 1.0 percent in the 2015 first quarter. The medical center area hotels continue to outperform the overall Houston market.

“We delivered RevPAR and FFO per share for the second quarter in line with the guidance we provided, and our outlook for the duration of 2015 is positive,” Fisher noted. “We have built this high quality hotel portfolio carefully, acquiring our hotels based on a targeted approach focusing on particular markets. Our portfolio performance remains strong. Silicon Valley maintains its excellent market status, the Washington D.C. area is recovering nicely, and we continue to see strong RevPAR gains across our broader portfolio with the following markets seeing double digit RevPAR growth: Bellevue, Boston, Carlsbad, Denver, Exeter and Nashville.

“We were able to produce the highest margins among all public lodging REITs with operating margins of 52 percent and hotel EBITDA margins of 46 percent, a testament yet again to both the quality of the hotels and the ability of Island Hospitality to continue to drive margins higher,” Fisher added. “Year-over-year, our operating margins were up 230 basis points, and our hotel EBITDA margins were up 240 basis points. Comparable operating margins were up 80 basis points, and hotel EBITDA margins were up 60 basis points for the quarter.
“With our hotels producing solid RevPAR growth, outstanding margins and operating profits and demand continuing to far outpace supply growth, we remain bullish,” highlighted Fisher. “We certainly believe current market conditions support our long-term thesis that upscale, extended-stay hotels and premium-branded, select-service hotels in the right markets provide the best long-term risk adjusted returns.”
Joint Venture Investment Performance
The Innkeepers joint-venture portfolio produced 2015 second quarter RevPAR growth of 7.7 percent to $115 on a 5.7 percent increase in average daily rate to $138 and a 1.9 percent increase in occupancy to 84 percent. The Innkeepers joint venture contributed funds from operations of $1.8 million to Chatham during the quarter, and Chatham received distributions of $1.7 million during the quarter.
“We invested $22.1 million in the Innkeepers joint venture with NorthStar in June 2014. Through the 2015 second quarter, we received distributions of $4.0 million which equates to a very strong leveraged cash-on-cash return of approximately 18 percent on an annualized basis,” said Dennis Craven, Chatham’s chief operating officer.
For the Inland joint venture portfolio, RevPAR rose 3.1 percent to $101 on a 2.4 percent increase in average daily rate to $127 and a 0.6 percent increase in occupancy to 80 percent. The Inland joint venture contributed funds from operations of $1.4 million to Chatham during the quarter, and Chatham received distributions of $1.0 million during the quarter.
“The difference between the Innkeepers and the Inland portfolios at this point is underlying market performance where RevPAR growth in the Inland markets underperformed the Innkeepers portfolio by approximately 360 basis points,” Craven said. “The lower than expected growth in the Inland portfolio adversely impacted our earnings by approximately one penny of FFO in the quarter and our full year guidance by approximately three cents.”

Acquisitions
Subsequent to quarter end, the company announced that it acquired the 81-room Residence Inn Boston (Dedham), Mass., and is under contract to purchase the 105-room Residence Inn Fort Lauderdale Intracoastal/ Il Lugano. The Fort Lauderdale transaction is expected to close in late August, following customary due diligence. The company is acquiring the two hotels for $55.5 million, or approximately $298,000 per room.
“These hotels are in two of the fastest growing markets in the country with revenue per available room within the Boston Dedham and Ft. Lauderdale Intracoastal hotels’ markets up 17 percent and 11 percent, respectively, year-to-date through June 2015,” highlighted Craven.
Capital Markets & Capital Structure
As of June 30, 2015, the company had net debt of $503.3 million (total consolidated debt less unrestricted cash), down $7.1 million from March 31, 2015. Total debt outstanding was $521.4 million at an average interest rate of 4.7 percent, and no borrowings were outstanding on the company’s $175 million senior secured revolving credit facility. Chatham’s leverage ratio was approximately 38.2 percent at June 30, 2015, based on the ratio of the company’s net debt to hotel investments at cost. The weighted average maturity date for Chatham’s fixed rate debt is January 2024. As of June 30, 2015, Chatham’s proportionate shares of joint venture debt and unrestricted cash were $169.3 million and $3.8 million, respectively.
“We have a solid balance sheet that provides us capacity to continue making high-quality acquisitions while maintaining reasonable leverage,” explained Jeremy Wegner, Chatham’s chief financial officer. “Additionally, because we have issued long-term debt over the last couple of years and currently all of our debt is long-term with low fixed rates, our earnings will not be materially impacted by any rise in interest rates for the foreseeable future.”
Hotel Reinvestments/Expansions
During the second quarter, Chatham completed the emergency replacement of the copper supply lines in the Homewood Suites by Hilton Maitland, Fla. The only renovation occurring during the 2015 third quarter is the planned renovation of the Residence Inn Houston-West University in Texas.
The 32-room expansion of the Residence Inn Palo Alto Mountain View in Silicon Valley has commenced with completion anticipated in approximately 10 months. The two Sunnyvale expansions are scheduled to begin in early 2016, and the San Mateo expansion will not start until later in 2016 as the company must obtain additional approvals due to the hotel’s location within Mariners Island.
“Our experience getting approvals to begin construction in Mountain View was a time consuming and difficult process, but having said that, the process further reinforces the value of owning existing hotels in Silicon Valley where economic growth is thriving and why the ability to add rooms to existing inventory is very valuable because of the difficulties to develop hotels in Silicon Valley,” Craven commented.
Dividend
In January, Chatham’s board of trustees approved a 25 percent dividend increase to an annualized rate of $1.20 per share. Chatham currently pays a monthly dividend of $0.10 per common share, the only public lodging REIT to pay monthly dividends.
Outlook and 2015 Guidance
“We remain bullish on our prospects for continued internal and external growth in 2015 and 2016 as we build Chatham into the premier, select-service and upscale, extended-stay lodging REIT,” Fisher concluded. “We continue to find high quality hotels to acquire that match our strict criteria, such as the San Diego Gaslamp, Dedham and Fort Lauderdale Residence Inns. When you combine our ability to grow externally with the Silicon Valley expansions, growth remains robust.”
The company provides guidance, but does not undertake to update it for any developments in its business. Achievement of the results is subject to the risks disclosed in the company’s filings with the Securities and Exchange Commission. The company’s 2015 guidance reflects the following:

•	Renovations at the company’s Residence Inn in Houston, Texas during the third quarter and the SpringHill Suites Savannah, Ga., during the fourth quarter.

•	The acquisition of the 81-room Residence Inn Boston (Dedham), Mass., in July and the pending acquisition of the 105-room Residence Inn Fort Lauderdale Intracoastal/Il Lugano in August 2015.

•	Implementation of a long-term incentive outperformance plan in June 2015.

•	No additional acquisitions, dispositions, debt or equity issuance.

	Q3 2015	2015 Forecast
RevPAR	$144-$146	$129-$131
RevPAR growth	+5.0-6.0%	+5.5-6.5%
Total hotel revenue	$76.7-$77.5 M	$270.5-$272.0 M
Net income	$15.0-$16.3 M	$33.2-$35.4 M
Net income per diluted share	$0.39-$0.42	$0.87-$0.92
Adjusted EBITDA	$38.7-$40.0 M	$127.8-$130.0 M
Adjusted funds from operation ("FFO")	$28.9-$30.2 M	$89.1-$91.3 M
Adjusted FFO per diluted share	$0.75-$0.78	$2.33-$2.38
Hotel EBITDA margins	46.5-47.5%	43.9-44.4%
Corporate cash administrative expenses	$2.2 M	$8.6 M
Corporate non-cash administrative expenses	$0.8 M	$2.9 M
Cash Interest expense	$6.6 M	$26.1 M
Non-cash amortization of deferred fees	$0.5 M	$1.9 M
Income taxes	$0.1 M	$0.1 M
Chatham’s share of JV EBITDA	$5.2-$5.4 M	$17.2-$17.6 M
Chatham’s share of JV FFO	$3.3-$3.5 M	$9.5-$9.9 M
Weighted average shares outstanding	38.6 M	38.3 M

Funds from operations (FFO), Adjusted FFO (AFFO), EBITDA and Adjusted EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding these non-GAAP financial measures.
Earnings Call
The company will hold its second quarter 2015 conference later today, August 5, 2015, at 11:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Chatham’s Web site, http://chathamlodgingtrust.com/, or www.streetevents.com, or may participate in the conference call by dialing 1-800-499-4035 reference number 6993806. A recording of the call will be available by telephone until 1 p.m. ET on Wednesday, August 12, 2015, by dialing 1-888-203-1112, reference number 6993806. A replay of the conference call will be posted on Chatham’s website.
About Chatham Lodging Trust
Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 132 hotels totaling 18,179 rooms/suites, comprised of 36 properties it wholly owns with an aggregate of 5,436 rooms/suites in 15 states and the District of Columbia and a minority investment in three joint ventures that own 96 hotels with an aggregate of 12,743 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, and (4) Adjusted EBITDA. These non-GAAP financial measures could be considered along with, but not as alternatives to, net income or loss, cash flows from operations or any other measures of the company’s operating performance prescribed by GAAP.

FFO As Defined by NAREIT and Adjusted FFO
 The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the performance of its underlying hotel properties. The company believes that these items are more representative of its asset base and its acquisition and disposition activities than its ongoing operations, and that by excluding the effects of the items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report FFO in accordance with the NAREIT definition.

The company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO, including acquisition transaction costs and other charges, losses on the early extinguishment of debt and adjustments for unconsolidated partnerships and joint ventures. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA and Adjusted EBITDA
The company calculates EBITDA as net income or loss excluding interest expense; provision for income taxes, including income taxes applicable to sale of assets; depreciation and amortization; and after adjustments for unconsolidated partnerships and joint ventures. The company believes EBITDA is useful to investors in evaluating its operating performance because it helps investors compare the company’s operating performance between periods and between REITs that report similar measures by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company further adjusts EBITDA for certain additional items, including acquisition transaction costs and other charges, losses on the early extinguishment of debt, non-cash share-based compensation and adjustments for unconsolidated partnerships and joint ventures, which it believes are not indicative of the performance of its underlying hotel properties. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

Although the company presents FFO, Adjusted FFO, EBITDA and Adjusted EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs, these measures have limitations as analytical tools. Some of these limitations are:

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect funds available to make cash distributions;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•
Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its operating performance for a particular period using adjusted EBITDA;

•
Adjusted FFO and Adjusted EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and

•	Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA and Adjusted EBITDA differently than the company does, limiting their usefulness as a comparative measure.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA and Adjusted EBITDA to net income attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a first-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of August 5, 2015, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets:
Investment in hotel properties, net	$1,172,798	$1,096,425
Cash and cash equivalents	18,075	15,077
Restricted cash	18,545	12,030
Investment in unconsolidated real estate entities	25,602	28,152
Hotel receivables (net of allowance for doubtful accounts of $81 and $71, respectively)	5,030	3,601
Deferred costs, net	7,547	7,514
Prepaid expenses and other assets	3,665	2,300
Total assets	$1,251,262	$1,165,099
Liabilities and Equity:
Mortgage debt	$521,379	$527,721
Revolving credit facility	—	22,500
Accounts payable and accrued expenses	22,332	20,042
Distributions and losses in excess of investments of unconsolidated real estate entities	306	—
Distributions payable	3,968	2,884
Total liabilities	547,985	573,147
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at June 30, 2015 and December 31, 2014	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 38,306,743 and 34,173,691 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	379	339
Additional paid-in capital	718,905	599,318
Retained earnings (distributions in excess of retained earnings)	(19,970)	(11,120)
Total shareholders’ equity	699,314	588,537
Noncontrolling Interests:
Noncontrolling interest in operating partnership	3,963	3,415
Total equity	703,277	591,952
Total liabilities and equity	$1,251,262	$1,165,099

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue:
Room	$67,698	$43,978	$122,729	$77,935
Food and beverage	1,355	585	2,522	1,213
Other	2,335	2,021	4,204	3,629
Cost reimbursements from unconsolidated real estate entities	869	493	1,717	1,165
Total revenue	72,257	47,077	131,172	83,942
Expenses:
Hotel operating expenses:
Room	12,755	8,802	23,696	16,557
Food and beverage expense	973	432	1,820	899
Telephone expense	416	285	825	572
Other hotel operating expense	661	507	1,188	950
General and administrative	5,330	3,847	9,971	7,274
Franchise and marketing fees	5,560	3,602	10,055	6,394
Advertising and promotions	1,192	859	2,411	1,689
Utilities	2,100	1,482	4,426	3,102
Repairs and maintenance	2,856	2,057	5,677	4,056
Management fees	2,197	1,396	4,013	2,490
Insurance	285	217	586	433
Total hotel operating expenses	34,325	23,486	64,668	44,416
Depreciation and amortization	12,063	7,365	23,586	13,680
Property taxes and insurance	4,254	2,809	8,339	5,458
General and administrative	2,156	2,364	5,583	4,686
Hotel property acquisition costs and other charges	524	5,559	784	7,041
Reimbursed costs from unconsolidated real estate entities	869	493	1,717	1,165
Total operating expenses	54,191	42,076	104,677	76,446
Operating income	18,066	5,001	26,495	7,496
Interest and other income	323	12	383	26
Interest expense, including amortization of deferred fees	(6,852)	(4,362)	(13,665)	(8,100)
Loss on early extinguishment of debt	—	—	—	(184)
Income (loss) from unconsolidated real estate entities	1,333	(2,000)	1,077	(2,316)
Net gain from remeasurement and sale of investment in unconsolidated real estate entities	—	66,701	—	66,701
Income before income tax expense	12,870	65,352	14,290	63,623
Income tax expense	(25)	(38)	(25)	(41)
Net income	$12,845	$65,314	$14,265	$63,582
Net income attributable to noncontrolling interests	(82)	(108)	(90)	(108)
Net income attributable to common shareholders	$12,763	$65,206	$14,175	$63,474
Income per Common Share - Basic:
Net income attributable to common shareholders	$0.33	$2.46	$0.37	$2.40
Income per Common Share - Diluted:
Net income attributable to common shareholders	$0.33	$2.44	$0.37	$2.38
Weighted average number of common shares outstanding:
Basic	38,211,833	26,437,878	37,618,234	26,355,237
Diluted	38,618,824	26,734,919	38,022,675	26,637,261
Distributions per common share:	$0.30	$0.24	$0.60	$0.45

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Funds From Operations (“FFO”):
Net income	$12,845	$65,314	$14,265	$63,582
Noncontrolling interests	(82)	(108)	(90)	(108)
Net gain from remeasurement and sale of investment in unconsolidated real estate entities	—	(66,701)	—	(66,701)
Loss on the sale of assets within the unconsolidated real estate entity	—	—	—	1
Depreciation	12,016	7,335	23,493	13,623
Adjustments for unconsolidated real estate entity items	1,853	1,229	3,664	2,435
FFO attributable to common shareholders	26,632	7,069	41,332	12,832
Hotel property acquisition costs and other charges	524	5,559	784	7,041
Loss on early extinguishment of debt	—	—	—	184
Adjustments for unconsolidated real estate entity items	80	2,218	92	2,220
Adjusted FFO	$27,236	$14,846	$42,208	$22,277
Weighted average number of common shares
Basic	38,211,833	26,437,878	37,618,234	26,355,237
Diluted	38,618,824	26,734,919	38,022,675	26,637,261

	For the three months ended		For the six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net income	$12,845	$65,314	$14,265	$63,582
Interest expense	6,852	4,362	13,665	8,100
Income tax expense	25	38	25	41
Depreciation and amortization	12,063	7,365	23,586	13,680
Adjustments for unconsolidated real estate entity items	3,750	2,765	7,414	5,389
Noncontrolling interests	(82)	(108)	(90)	(108)
EBITDA	35,453	79,736	58,865	90,684
Hotel property acquisition costs and other charges	524	5,559	784	7,041
Loss on early extinguishment of debt	—	—	—	184
Adjustments for unconsolidated real estate entity items	86	2,296	121	2,298
Net gain from remeasurement and sale of investment in unconsolidated real estate entities	—	(66,701)	—	(66,701)
Loss on the sale of assets within the unconsolidated real estate entity	—	—	—	1
Share based compensation	651	628	1,355	1,213
Adjusted EBITDA	$36,714	$21,518	$61,125	$34,720

CHATHAM LODGING TRUST
HOTEL EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2015	2014	2015	2014

Total Revenue	$72,257	$47,077	$131,172	83,942
Less: total hotel operating expenses	34,325	23,486	64,668	44,416
Less: Reimbursed costs from unconsolidated real estate entities	869	493	1,717	1,165
Gross operating income	37,063	23,098	64,787	38,361
Less: property taxes and insurance	4,254	2,809	8,339	5,458
Hotel EBITDA	$32,809	$20,289	$56,448	$32,903